Exhibit 99.1

Press Release

Traffix, Inc. Reports Second Quarter 2006 Results
Monday July 17, 1:14 pm ET

Net Revenue Increases 17% to $19.0 Million

Board of Directors Declares Dividend of $0.08 Per Share

PEARL RIVER, N.Y.--(BUSINESS WIRE)--July 17, 2006--Traffix, Inc. -- (NASDAQ:TRFX - News), a premier interactive media company, today reported financial results for the fiscal quarter ended May 31, 2006. Net Revenue for the quarter increased 17% to $19.0 million, from $16.3 million for the comparable quarter of 2005.

Income from operations for the quarter was $1.1 million, as compared to $1.1 million for the comparable quarter of 2005. Second quarter 2006 Income from Operations includes $301,095 in stock-based compensation expense. This expense was not included in the comparable 2005 quarter due to the Company's adoption of Statement of Financial Accounting Standards (SFAS) 123R for fiscal 2006.

Adjusted-EBITDA(1) for the second quarter of fiscal 2006 was $2.0 million, an increase of 11% from $1.8 million in the comparable quarter of 2005.

Net income was $636,961 for the second quarter, or $0.04 per diluted share, compared to net income of $707,684, or $0.05 per diluted share, in the comparable quarter of 2005. Second quarter 2006 net income includes $197,880 of stock-based compensation expense, net of tax, due to the Company's adoption of SFAS 123R. This stock-based compensation expense reduced net income per diluted share by approximately $.02 (from $.06 per diluted share). In addition, net income was impacted by an increase in the effective tax rate to 48% during the second fiscal quarter of 2006 from 41% during the first fiscal quarter of 2006. This was primarily because, during the three months ended May 31, 2006, certain of the Company's Canadian-based scientific research and experimental development tax credits were settled and, subject to such settlement, the Company's effective tax rate was increased approximately 5%. The Company's future fiscal period effective tax rate is expected to be in the 43% range.

The Company reported that, on a sequential basis, net revenue increased $2.0 million, or 11%, to $19.0 million, as compared to $17.0 million in the first quarter of fiscal 2006. Income from operations increased 56% to $1.1 million from $691,000 in the first quarter of fiscal 2006. Income from Operations includes non-cash stock-based compensation expense of $301,095 for the second quarter of fiscal 2006, and $172,240 for the first quarter of fiscal 2006. Adjusted-EBITDA increased 36% to $2.0 million from $1.4 million in the first quarter of fiscal 2006.

Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix, stated, "We are very pleased with the second quarter financial results. While growing our core business, we successfully established ourselves as leaders in the emerging mobile media and marketing arena. Based on these accomplishments, we are feeling confident that our performance-based business model is gaining scale as we continue to add to our media, content, data, clients, partners and offers."

Mr. Schwartz concluded, "Management will continue to focus and work diligently on its commitment to grow revenues, expand our operating margins and build shareholder value. We believe Traffix is a uniquely positioned company with a healthy balance sheet and an opportunity for growth in an exciting new industry."

The Company reported that the Board of Directors declared a dividend of $.08 per share to shareholders of record as of August 1, 2006, payable on or about August 10, 2006.

About Traffix, Inc:

Traffix, Inc is a premier interactive media company that develops its own content and builds communities tailored to consumers' specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:

•
Traffix Performance Marketing () offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic () is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

•
Hot Rocket Marketing () is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•	mxFocus () develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix's business based on certain assumptions of Traffix's management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company's services and products, changes in technology and the regulatory environment affecting the Company's business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

(1) Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) Income from Operations before depreciation, amortization and stock-based compensation. Please see the attached schedule for a reconciliation of Adjusted-EBITDA to GAAP Income from Operations, and a discussion of why the Company believes Adjusted-EBITDA is a useful financial measure to investors and how Company management uses this financial measure.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	May 31,	November 30,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,354,512	$9,335,723
Marketable securities	15,027,405	18,908,064
Accounts receivable, trade, net of
allowance for doubtful accounts of
$706,699 at May 31, 2006 and $1,025,661
at November 30, 2005	9,018,402	11,137,275
Deferred income taxes	1,205,571	1,379,877

Prepaid expenses and other current assets	423,878	1,078,621
Total current assets	39,029,768	41,839,560

Marketable securities	2,701,787	2,662,905
Property and equipment, net	2,238,374	2,317,690
Goodwill	7,944,114	6,426,336
Other intangibles, net	1,820,033	2,538,223
Deferred income taxes	391,042	478,050
Total assets	$54,125,118	$56,262,764

Liabilities

Current liabilities:
Accounts payable	$2,722,883	$5,426,797
Accrued expenses	4,755,510	4,269,995
Reserve for customer chargebacks	-	302,175
Due to related parties	231,517	110,076
Income taxes payable	1,251,003	1,009,880
Total current liabilities	8,960,913	11,118,923

Deferred income taxes	225,407	302,465
Total liabilities	9,186,320	11,421,388

Minority interest	217,637	365,637
Commitments and contingencies
Shareholders' equity
Preferred stock - $.001 par value;
1,000,000 shares authorized; none issued
and outstanding	-	-
Common stock - $.001 par value; authorized
50,000,000 shares; issued 14,359,171
shares and 14,208,486 shares, respectively	14,359	14,208
Additional paid-in capital	43,658,781	43,584,229
Retained earnings	-	-
Accumulated other comprehensive income	1,048,021	877,302

Total shareholders' equity	44,721,161	44,475,739
Total liabilities and shareholders' equity	$54,125,118	$56,262,764

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	May 31,	May 31,	May 31,	May 31,
	2006	2005	2006	2005

Net revenue	$18,964,132	$16,257,112	$35,986,944	$29,182,043
Cost of sales	10,421,632	9,360,005	19,990,272	16,646,481
GROSS PROFIT	8,542,500	6,897,107	15,996,672	12,535,562

Selling expenses	1,826,296	1,281,345	3,210,166	2,341,194
General and
administrative
expenses	5,031,628	3,961,684	9,725,850	7,982,961
Other operating
(income) expense	18,517	(189,550)	42,630	(365,355)
Amortization of
intangibles	361,817	476,762	723,792	751,924
Depreciation
expense	215,200	171,300	429,781	346,246
Bad debt expense	10,026	80,382	94,312	165,607
INCOME FROM OPERATIONS	1,079,016	1,115,184	1,770,141	1,312,985

Other income (expense):

Interest income
and dividends	254,380	237,514	496,372	425,337
Realized
(losses) gains
on marketable
securities	-	(11,218)	(18,352)	574,050
Realized gain
on sale of
subsidiary	-	-	-	195,000
Other non-
operating
income
(expense)	(26,468)	2,326	(22,351)	(6,384)
Minority
interest in
income of
consolidated
subsidiary	(87,905)	(150,529)	(288,000)	(248,174)

INCOME BEFORE
PROVISION
FOR INCOME
TAXES	1,219,023	1,193,277	1,937,810	2,252,814

Provision for
income taxes	582,062	485,593	878,131	921,849

NET INCOME	$636,961	$707,684	$1,059,679	$1,330,965

Basic earnings per share:
Net income	$0.04	$0.05	$0.07	$0.10

Weighted average shares outstanding	14,271,369	13,986,127	14,249,337	13,794,009

Diluted earnings per share:
Net income	$0.04	$0.05	$0.07	$0.09
Weighted
average shares outstanding	14,487,693	14,233,711	14,451,079	14,245,027
Cash dividends
declared per common share	$0.08	$0.08	$0.16	$0.16

	May 31,	November 30,
	2006	2006
Working Capital	$30,068,855	$30,720,637
Current Ratio	$4.36	$3.76
Combined Cash and Marketable Securities	$28,381,917	$30,906,692
Common Stock Issued and Outstanding	14,359,171	14,208,406
Tangible Book Value	$2.43	$2.50
Combined Cash and Marketable Securities
per share	$1.98	$2.18

Other Unaudited Operations Data for the periods presented:

	Three months ended
	May 31,	May 31,
	2006	2005
Adjusted-EBITDA:
Income from Operations	$1,079,016	$1,115,184
Add:
Depreciation	215,200	171,300
Amortization	361,817	476,762
Stock-based compensation	301,095	-
Adjusted-EBITDA	$1,957,128	$1,763,246

	Six months ended
	May 31,	May 31,
	2006	2005
Adjusted-EBITDA:
Income from Operations	$1,770,141	$1,312,985
Add:
Depreciation	429,781	346,246
Amortization	723,792	751,924
Stock-based compensation	473,335	-
Adjusted-EBITDA	$3,397,049	$2,411,155

Note 1 - "Adjusted-EBITDA" (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) included in this press release is a non-GAAP financial measure.

Adjusted-EBITDA, as defined above, may not be similar to Adjusted-EBITDA measures used by other companies and is not a measurement under GAAP. Management believes that Adjusted-EBITDA provides useful information to investors about the Company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, income from interest on the Company's cash and marketable securities, and stock-based compensation which are not directly attributable to the underlying performance of the Company's business operations.

Though management finds Adjusted-EBITDA useful for evaluating aspects of the Company's business, its reliance on this measure is limited because excluded items often have a material effect on the Company's earnings and earnings per common share calculated in accordance with GAAP. Nevertheless, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company's financial results.

Contact:
Traffix, Inc.
Daniel Harvey, 845-620-1212 ext. 231
danh@traffixinc.com

or

KCSA
Todd Fromer, 212-682-6300 ext. 215
tfromer@kcsa.com
Erika Levy Kay, 212-682-6300 ext. 208
ekay@kcsa.com
http://www.kcsa.com